Exhibit 10.1
[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

ALON REFINING LOUISIANA, INC.
ALON REFINING KROTZ SPRINGS, INC.

First Amendment Agreement
Dated as of April 9, 2009

First Amendment Agreement
     This First Amendment Agreement, dated as of April 9, 2009 (this “Agreement”), is by and among ALON REFINING LOUISIANA, INC., a corporation organized and existing under the laws of the State of Delaware (“Holdings”), ALON REFINING KROTZ SPRINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), each of the Lenders (as defined below) which is a signatory to this Agreement and identified as a “Lender” on the signature pages hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor to Credit Suisse, Cayman Islands Branch, in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Agent”) for the Lenders. Capitalized terms used herein that are not defined herein shall have the respective meanings ascribed thereto in the Term Loan Agreement (as amended hereby), as defined in Recital A below. All references to “Sections” and “Articles” are references to Sections and Articles of the Term Loan Agreement.
Recitals:
     A. Holdings and the Borrower have previously entered into a Term Loan Agreement, dated as of July 3, 2008 (the “Term Loan Agreement”), by and among Holdings, the Borrower, the Agent and each of the lending institutions from time to time party thereto (collectively, the “Lenders”), pursuant to which the Lenders extended credit to the Borrower in the aggregate principal amount of $302,000,000 (the “Loans”).
     B. Holdings and the Borrower have also previously entered into that certain Loan and Security Agreement, dated as of July 3, 2008 (as amended, restated or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among Holdings, the Borrower, certain Subsidiaries from time to time party thereto, Bank of America, N.A., as administrative agent (together with its successors and assigns in such capacity, the “ABL Agent”) and the other lending institutions from time to time party thereto (the “ABL Lenders”).
     C. The Borrower has requested that the Agent and the Lenders waive the Waived Defaults (as defined below) and amend certain terms of the Term Loan Agreement and the Guarantee and Collateral Agreement, and the Agent and the Lenders are agreeable to such request, solely on the terms and conditions set forth herein, including, without limitation, the conditions to effectiveness described in section 4 hereof.
     D. All requirements of law have been fully complied with and all other acts and things necessary to make this Agreement a valid, legal, and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     Now, Therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in section 4 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Holdings, the Borrower, the Agent and the undersigned Lenders do hereby agree as follows:

SECTION 1. CONSENT AND AUTHORIZATION.
     The Agent and the Lenders hereby consent to the Second Amendment to the Loan and Security Agreement dated as of April 9, 2009 by and among the Borrower, Holdings, the ABL Agent and the ABL Lenders party thereto in the form attached hereto as Exhibit F (the “Permitted ABL Facility Amendment”). The foregoing consent is a one-time consent only and is limited to the matter expressly set forth above. Notwithstanding anything to the contrary set forth in the Term Loan Agreement or any Loan Document, Borrower and Holdings hereby authorize (a) at such time as no Default or Event of Default has occurred and is continuing, the Steering Committee (as defined in the Term Loan Agreement, as amended hereby) to communicate directly with each of the ABL Agent and the Crack Spread Hedging Counterparty, subject only to satisfaction of the following conditions: (i) the Steering Committee shall provide written notice (which may be by electronic mail) to the Borrower of its desire to communicate with any such person; (ii) the Borrower shall arrange for a mutually acceptable time (and the Borrower hereby agrees to take reasonable steps to make such arrangements) and, if necessary, place for any such communications, such date to be not greater than one Business Day following any such written notice to the Borrower under clause (i) above, or, if the ABL Agent or the Crack Spread Hedging Counterparty, as applicable, are not available until some time following one Business Day, on the first date on which such person(s), the Borrower and the Steering Committee are available; provided, that if the Borrower fails to arrange any such meeting within the time periods set forth above, the Steering Committee may contact the ABL Agent and/or the Crack Spread Hedging Counterparty, as applicable, directly and without the participation of the Borrower or its representatives, and (iii) a representative of the Borrower shall participate or accompany the Steering Committee in connection with any such communications; provided, that if the Borrower fails to comply with clause (ii) above or a representative of the Borrower is given the opportunity to participate in any such communications being held at reasonable times and fails to take reasonable steps to do so, the Steering Committee may communicate with the ABL Agent or the Crack Spread Hedging Counterparty, as the case may be, so long as the requirements of clauses (i) and (ii) have been satisfied; and (b) if a Default or Event of Default has occurred and is continuing (whether or not so declared), the Administrative Agent and the Lenders to communicate directly with each of the ABL Agent, the ABL Lenders and the Crack Spread Hedging Counterparty. Holdings and the Borrower hereby acknowledge that they have directed each of the ABL Agent, the ABL Lenders and the Crack Spread Hedging Counterparty to provide the Administrative Agent and the Lenders with access in accordance with the foregoing and authorized each of the ABL Agent, the ABL Lenders and the Crack Spread Hedging Counterparty to disclose to the Steering Committee, the Administrative Agent and the other Lenders, in accordance with the terms hereof, any and all information relating to the finances and affairs of Holdings, the Borrower and their respective subsidiaries, including, without limitation, any and all matters concerning the Permitted ABL Facility and the Crack Spread Hedging Agreement (including, without limitation, the status and results of the proposed unwinding thereof and the distribution of any proceeds therefrom), in each case without any further consent of the Borrower or Holdings. Nothing herein shall limit the right of the Administrative Agent to discuss with the ABL Agent any issues concerning or directly related to the Intercreditor Agreement.

SECTION 2. AMENDMENTS.
     Section 2.1 Amendments to Term Loan Agreement. Subject to the terms and conditions of this Agreement, the Term Loan Agreement is hereby amended as set forth in Exhibit A hereto.
     Section 2.2 Amendments to Guarantee and Collateral Agreement. Subject to the terms and conditions of this Agreement, the Guarantee and Collateral Agreement is hereby amended as set forth in Exhibit B hereto.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE BORROWER.
     To induce the Agent and the Lenders to execute and deliver this Agreement (which representations and warranties shall survive the execution and delivery of this Agreement and the occurrence of the First Amendment Effective Date), Holdings and the Borrower represent and warrant to the Agent and the Lenders that:
     (a) each of this Agreement, the L/C Reimbursement Subordination Agreement (as defined below) and the Unwind Letter of Direction (as defined below) have been duly authorized, executed and delivered by Holdings and the Borrower and constitutes the legal, valid and binding obligation, contract and agreement of the Borrower and Holdings enforceable against the Borrower and Holdings in accordance with the terms hereof, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (b) the Term Loan Agreement, as modified by this Agreement, and the other Loan Documents, in each case constitute the legal, valid, and binding obligations, contracts, and agreements of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally;
     (c) the execution and delivery by each Loan Party of this Agreement, the L/C Reimbursement Subordination Agreement and the Unwind Letter of Direction, and the performance by such Loan Party of this Agreement, the L/C Reimbursement Subordination Agreement and the Unwind Letter of Direction (i) has been duly authorized by all requisite corporate or limited liability company action and, if required, shareholder or other equity interest holder action, (ii) does not require the consent or approval of any Governmental Authority, and (iii) does not and will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation, bylaws or other constitutive or governing document, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in subclause (iii)(A)(3) of this section 3(c) or cause any payment to be required to be made thereunder or (C) result in the creation of any Lien;

     (d) as of the date hereof and after giving effect to this Agreement,
     (i) no Default or Event of Default has occurred which is continuing under the Term Loan Agreement,
     (ii) no default, event of default or similar event has occurred and is continuing under the Revolving Credit Agreement and no default, event of default, termination event or similar event has occurred under the Crack Spread Hedging Agreement, and
     (iii) no Subsidiary (other than the Borrower) is liable to any person under the Other Primary Loan Documents (as defined below);
     (e) all of the representations and warranties made by Holdings and the Borrower in the Term Loan Agreement are true and correct on the date hereof in all material respects as if made on and as of the date hereof and are so repeated herein as if expressly set forth herein or therein, except (i) to the extent that any of such representations and warranties expressly relate by their terms to a prior date or period of time, (ii) that the references in Section 3.05 to the financial statements of the Borrower and its subsidiaries shall be deemed to refer to the unaudited financial statements previously furnished pursuant to Section 5.04(b) with respect to the fiscal quarters of the Borrower ending after the Closing Date, provided that the representations and warranties in Section 3.05 with respect to such unaudited financial statements shall be deemed qualified to reflect that such unaudited financial statements are subject to normal year-end audit adjustments and do not contain certain footnotes, (iii) that all events referenced on Schedule 3(e) hereto shall be excluded from the determination of whether an event, condition or development referred to in Section 3.06 has occurred on or before the First Amendment Effective Date, (iv) for Section 3.10(b), which shall be true and correct on the date hereof after giving effect to this Agreement, and (v) that Section 3.08 shall be true and correct as of the date hereof;
     (f) none of Holdings, the Borrower or any of their respective Affiliates has paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity, in each case, in favor of or for the benefit for any creditor of any Loan Party or any person providing investment banking or financial advisory services to any Loan Party, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby (including, without limitation, under the Revolving Credit Agreement or the Crack Spread Hedging Agreement), other than, (i) with respect to the Loans, an amendment and waiver fee equal to 1.00% of the aggregate outstanding principal amount of the Loans paid pro rata to the Lenders, (ii) a fee in the amount of $[***] payable to Credit Suisse Securities (USA), LLC, in its capacity as financial advisor for the Company; and (iii) the reductions in borrowing capacity contemplated by the Permitted ABL Facility Amendment;
     (g) the projections of the consolidated operating budgets of the Borrower and its subsidiaries delivered to the Agent and the Lenders on or about March 31, 2009 (i) disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections, (ii) are based upon reasonable estimates and assumptions,

[***]	Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

and (iii) were prepared based on the assumptions stated therein and reflect the reasonable estimates by the Borrower of the results of operations and other information projected therein, it being recognized by the Agent and the Lenders that such projections and other information regarding future events are not to be viewed as facts and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information; provided, however that, to the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections, except as set forth and described in Schedule 3(g) hereto;
     (h) except as set forth and described in Schedule 3(h) hereto, no Loan Party has entered into any amendment or waiver or entered into any agreement having the effect of an amendment or waiver with respect to any provision of the Revolving Credit Agreement, the Crack Spread Hedging Agreement or any of the other agreements, documents and instruments entered into in connection therewith or pursuant thereto (all such agreements, documents and instruments, together with the Revolving Credit Agreement and the Crack Spread Hedging Agreement, collectively, the “Other Primary Loan Documents”); and
     (i) a true, correct and complete description of all Hedging Agreements to which the Borrower is a party as of the date hereof (including the counterparty to each such Hedging Agreement, the type of Hedging Agreement, the material terms of such Hedging Agreement and the marked-to-market hedge position for such Hedging Agreement as of the date immediately preceding the date hereof) is set forth on Exhibit E hereto.
SECTION 4. CONDITIONS TO EFFECTIVENESS.
     The waiver described in section 6(c) and the amendments described in section 2 hereof shall not become effective until, and shall only become effective when and on the date that, each and every one of the following conditions shall have been satisfied (the date of such satisfaction herein referred to as the “First Amendment Effective Date”, except that the amendments to Section 6.13 (Debt Service Coverage Ratio) and Section 6.14 (Leverage Ratio) of the Term Loan Agreement set forth in sections 24 and 25, respectively, on Exhibit A hereto, shall, upon satisfaction of the conditions set forth in this section 4, be deemed to be effective for all purposes as of the Effective Date):
     (a) The Agent’s and Lenders’ receipt of the following, each of which shall be originals, telecopies or email copies in PDF format unless otherwise specified, shall, as applicable, be properly executed by a Responsible Officer of the signing Loan Party, shall be dated the date hereof (or, in the case of certificates of Governmental Authorities, a recent date before the date hereof) and shall be in form and substance satisfactory to the Required Lenders:
     (i) this Agreement, executed by the Borrower, Holdings, the Agent and the Required Lenders;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent or the Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iii) a certificate of the Secretary or an Assistant Secretary of each Loan Party, certifying as to (A) no changes to certified charter documents, certificates of formation or other organizational documents previously delivered to the Lenders and (B) no changes to bylaws or operating agreements previously delivered to the Lenders;
     (iv) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in this section 4 have been satisfied;
     (v) results of UCC searches and other evidence satisfactory to the Required Lenders demonstrating that there are no Liens existing on the real or personal property of Holdings or its Subsidiaries other than Liens permitted pursuant to Section 6.02; and
     (vi) such other assurances, certificates, documents, consents or opinions as the Agent or any Lender may reasonably require;
     (b) the Agent and the Lenders shall have received a fully executed copy of the Permitted ABL Facility Amendment in the form attached hereto as Exhibit F, certified by a Responsible Officer of the Borrower as true, correct and complete, and such amendment shall provide for or consent to the application of the Unwind Proceeds (as defined in the Term Loan Agreement, as amended hereby) and Crack Spread Hedging Cash Collateral provided for in this Agreement;
     (c) the Agent and the Lenders shall have received a letter from the Borrower dated as of the First Amendment Effective Date, in form and substance satisfactory to the Lenders, setting forth certain representations and warranties of the Borrower regarding the terms and provisions of the amendment to the ABL Fee Letter (as defined in the Term Loan Agreement, as amended hereby) being entered into in connection with the Permitted ABL Facility Amendment;
     (d) the Agent and the Lenders shall have received evidence reasonably satisfactory to the Required Lenders that the Borrower has received such consent as the Borrower may be required to obtain from (i) the ABL Lenders and/or ABL Agent and (ii) the Crack Spread Hedging Counterparty, in order for the Borrower not to be prohibited under the terms of the Revolving Credit Agreement or the Crack Spread Hedging Agreement to enter into and perform its obligations and agreements under this Agreement;
     (e) the Agent and the Lenders shall have received a fully executed copy of that certain letter agreement by and among the Agent (on behalf of the Lenders), the ABL Agent, the Borrower, Holdings, and the Crack Spread Hedging Counterparty, in substantially the form attached hereto as Exhibit I hereto (the “Unwind Letter of Direction”);
     (f) the Agent and the Lenders shall have received a fully executed copy of that certain Subordination Agreement by and among the Agent (on behalf of the Lenders), the Borrower, Holdings, and one or more Affiliates of the Borrower or Holdings that are obligated to reimburse the issuer or issuers of the Crude Oil Supplier L/C and the Additional Supplier LCs (each as defined in the Term Loan Agreement, as amended hereby) for any drawings under such letters of credit, in substantially the form attached hereto as Exhibit G hereto (the “L/C Reimbursement Subordination Agreement”);
     (g) the representations and warranties of the Borrower and Holdings set forth in section 3 hereof shall be true and correct on and as of the date hereof and the First Amendment Effective Date;
     (h) the Agent and the Lenders shall have received a certificate, dated the date hereof and signed by a Responsible Officer of the Borrower, and such other evidence, if any, as the Required Lenders may reasonably request, confirming (i) receipt by the Borrower in cash on or before the First Amendment Effective Date of $10,000,000 of the Required Equity Contribution (as defined in the Term Loan Agreement as amended hereby), (ii) delivery to the beneficiary thereof of the Crude Oil Supplier L/C (as defined in the Term Loan Agreement as amended hereby), and (iii) delivery to the beneficiary thereof of the Additional Supplier L/Cs (as defined in the Term Loan Agreement as amended hereby);
     (i) Holdings and the Borrower shall have delivered a legal opinion from Jones Day with respect to such matters as may be reasonably requested by the Lenders;
     (j) Holdings and the Borrower shall have delivered to the Agent and the Lenders (i) the projections and consolidated operating budget of the Borrower and its subsidiaries required to be delivered pursuant to Section 5.04(f) of the Term Loan Agreement for the 2009 fiscal year, and (ii) an operating report prepared by the Borrower in the ordinary course of business for each of January 2009 and February 2009 containing the information set forth on Exhibit H to the Term Loan Agreement, as amended hereby; and
     (k) the Borrower shall have paid:
     (i) to the Agent, for the benefit of each Lender, in consideration of the agreements of such Lender contained herein, by wire transfer of immediately available funds, an amendment and waiver fee, whether or not such holder has signed this Agreement, in an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans held by such Lender; such fee shall be deemed earned when paid and shall not be subject to recovery or repayment in the event this Agreement is terminated or rescinded for any reason;
     (ii) the reasonable and documented fees and disbursements of Bingham McCutchen LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby; the payment of the fees and disbursements pursuant to this section 4(k)(ii) does not preclude the rights of the Agent and the Lenders to indemnification and reimbursement for other costs and expenses as provided in (A) section 5 of this Agreement or Section 9.05 of the Term Loan Agreement, and (B) that certain fee letter dated as of January 5, 2009 by and among Bingham McCutchen LLP, the Borrower and Holdings (the “Bingham Fee Letter”);
     (iii) all fees and expenses of the Agent required to be paid on or prior to the date hereof pursuant to the Schedule of Fees dated January 16, 2009 executed by Holdings and the Borrower;

     (iv) the reasonable and documented fees and disbursements of Nixon Peabody LLP, as counsel to the Agent; and
     (v) all fees and expenses payable on or before the First Amendment Effective Date to the Lenders’ financial advisor, Alvarez & Marsal North America, LLC.
SECTION 5. FEES AND EXPENSES.
     The Borrower shall pay the reasonable and documented fees and disbursements of Bingham McCutchen LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby in accordance with the terms of the Bingham Fee Letter. This provision shall be supplementary to, and shall not in any way be deemed to limit, the Agent’s or Lenders’ rights to indemnification and reimbursement for other costs and expenses as provided in Section 9.05 of the Term Loan Agreement or in the Bingham Fee Letter.
SECTION 6. RELEASES AND WAIVERS.
     (a) For and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Borrower and Holdings hereby absolutely and unconditionally waives, releases, remises and forever discharges the Agent and the Lenders, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliates, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, advisors, attorneys and employees of any of the foregoing (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action (all of the foregoing collectively, “Claims and Liabilities”) of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past, present or future, liquidated or unliquidated, matured or unmatured, suspected or unsuspected, which such Loan Party has had, now has, hereafter may have, or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date hereof that arise out of or relate to the Term Loan Agreement, this Agreement, the other Loan Documents and/or the transactions arising thereunder or the administration thereof, or related thereto, contemplated thereby or in furtherance thereof. It is the intention of each Loan Party in providing this release that the same shall be effective as a bar to all such Claims and Liabilities. Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and Liabilities and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.
     (b) Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any of the Claims and Liabilities released, remised and discharged by such person pursuant to the above release and, for the avoidance of doubt, agrees not to sue any Released Party for (and that no Released Party shall be liable for), any special, indirect or consequential damages. Each Loan Party further agrees that it shall not dispute the validity or enforceability of the Term Loan Agreement or any of the other Loan Documents or any of its obligations thereunder. If any Loan Party, or any of its successors, assigns or other legal representatives violates the foregoing covenant, such person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.
     (c) Subject to the terms and conditions of this Agreement, the Agent and the Lenders hereby waive the Defaults or Events of Default set forth on Schedule 6(c) attached hereto (collectively, the “Waived Defaults”). The waivers set forth in this Section 6(c) shall be effective only for the Waived Defaults, and such waivers shall not entitle the Borrower or Holdings to any future waiver if any Waived Default recurs after the First Amendment Effective Date or in similar or other circumstances. Such waivers shall not prejudice or constitute a waiver of any right or remedies which any Agent or any Lender may have or be entitled to with respect to any other breach of any provision of the Term Loan Agreement.
SECTION 7. MISCELLANEOUS.
     Section 7.1 Construction; References to Term Loan Agreement. This Agreement shall be construed in connection with and as part of the Term Loan Agreement and each reference in any other Loan Document to the Term Loan Agreement shall be deemed to be a reference to the Term Loan Agreement, as amended by this Agreement without any further reference to this Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Term Loan Agreement without making specific reference to this Agreement but nevertheless all such references shall include this Agreement unless the context otherwise requires. This Agreement shall not be construed more strictly against the Agent or the Lenders merely by virtue of the fact that the same has been prepared by the Agent and the Lenders or their counsel, it being recognized that the Borrower, Holdings, the Agent and the Lenders have contributed substantially and materially to the preparation of this Agreement, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Agreement.
     Section 7.2 Ramifications of Agreement; Reaffirmation. The Borrower and Holdings acknowledge that the waivers and amendments granted hereunder by the Agent and the Lenders shall not be construed as an agreement to amend or waive any other provision of any of the Term Loan Agreement or the Guarantee and Collateral Agreement, and neither the Agent nor any Lender shall have any obligation to enter into any such amendment or waiver. Other than the Waived Defaults, none of the Agent or the Lenders have waived, nor are they by this Agreement waiving, and they have made no commitment to waive (or enter into any amendment with respect to), any recurrence after the First Amendment Effective Date of any of the Waived Defaults or the occurrence or continuation of any other Default or Event of Default that may occur or be continuing on the date hereof or may occur or be continuing after the date hereof. The Agent and the Lenders reserve their respective rights, in their discretion, to exercise any or all of their rights and remedies under the Loan Documents as a result of the recurrence after the First Amendment Effective Date of any of the Waived Defaults or the occurrence or continuation of any other Default or Event of Default. No delay or omission of the Agent or any Lender to exercise any right under the Term Loan Agreement shall impair any such right or be construed to be a waiver of any other such Default or Event of Default or an acquiescence therein. Except as modified, waived or expressly amended by this Agreement, all terms, conditions, and covenants contained in the Term Loan Agreement and the Guarantee and Collateral Agreement are hereby ratified and confirmed by the Borrower and Holdings and shall be and remain in full force and effect.
     Section 7.3 Affirmation of Recitals; etc. The Borrower and Holdings hereby acknowledge and affirm the accuracy of all recitals to this Agreement.
     Section 7.4 Further Assurances. The Borrower and Holdings will, and will cause each of their subsidiaries to, execute and deliver any and all documents reasonably deemed necessary or appropriate by the Lenders to carry out the intent of and/or to implement this Agreement.
     Section 7.5 Lender Directions to Agent. Each of the Lenders party hereto hereby authorizes and directs the Agent to enter into this Agreement, the L/C Reimbursement Subordination Agreement and the Unwind Letter of Direction and take all actions on behalf of the Lenders as are specifically set forth herein.
     Section 7.6 Section Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
     Section 7.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 7.8 Survival. The provisions of sections 5 and 6 of this Agreement shall survive and continue in effect following any termination, rescission or expiration of this Agreement.
     Section 7.9 Time is of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO ALL COVENANTS, CONDITIONS, AGREEMENTS, OR OTHER PROVISIONS HEREIN.
     Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email of a copy thereof in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page left intentionally blank; Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ALON REFINING LOUISIANA, INC.

By:	/s/ Shai Even

Name: Shai Even
Title: Vice President and Chief Financial Officer

ALON REFINING KROTZ SPRINGS, INC.

By:	/s/ Shai Even

Name: Shai Even
Title: Vice President and Chief Financial Officer

Accepted and Agreed to:

AGENT

WELLS FARGO BANK, N.A.

By:	/s/ Kim Ngan Thuy Nguyen

Name: Kim Ngan Thuy Nguyen
Title: Asst. Vice President

Accepted and Agreed to:

LENDERS:

FORTRESS CREDIT OPPORTUNITIES I LP

By: Fortress Credit Opportunities I GP LLC, Its general partner

By:	/s/ Constantine M. Dakolias

Name: Constantine M. Dakolias
Title: President

FORTRESS PARTNERS CLO LP

By: Fortress Partners CLO GP LLC, Its general partner

By:	/s/ Constantine M. Dakolias

Name: Constantine M. Dakolias
Title: Vice President

TCW GLOBAL PROJECT FUND II, LTD.

By:	/s/ Randall S. Wade

Name: Randall S. Wade
Title: Managing Director

SOF INVESTMENTS, L.P.

By:	/s/ Marc R. Lisker

Name: Marc R. Lisker
Title: Manager and General Counsel

NATIONWIDE LIFE INSURANCE COMPANY NATIONWIDE MUTUAL FIRE INSURANCE COMPANY NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Wayne T. Frisbee

Name: Wayne T. Frisbee
Title: Authorized Signatory

BANK LEUMI USA

By: Name:	/s/ Gil Hershman Gil Hershman
Title:	VP

By: Name:	/s/ Michaela Klein Michaela Klein
Title:	SVP

MERITAGE FUND LTD

By: Name:	/s/ David Zierk David Zierk
Title:	Director

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

By: Name:	/s/ John G. Lapham, III John G. Lapham, III
Title:	Managing Director

AIG BANK LOAN FUND

By: Name:	/s/ John G. Lapham, III John G. Lapham, III
Title:	Managing Director

GALAXY CLO 2003-1 LTD. GALAXY III CLO, LTD. GALAXY VI CLO, LTD. GALAXY VII CLO, LTD. GALAXY VIII CLO, LTD. GALAXY X CLO, LTD. SATURN CLO, LTD.

By: AIG Global Investment Corp., its Investment Adviser

By: Name:	/s/ John G. Lapham, III John G. Lapham, III
Title:	Managing Director

GARRISON CREDIT INVESTMENTS I LLC

By:	/s/ Brian S. Chase

Name:	Brian S. Chase
Title:	Chief Financial Officer

GARRISON FUNDING 2008-1 LTD.

By:	/s/ Brian S. Chase

Name:	Brian S. Chase
Title:	Chief Financial Officer

AMMC CLO III, LIMITED AMMC CLO IV, LIMITED AMMC CLO V, LIMITED AMMC CLO VI, LIMITED AMMC VII, LIMITED AMMC VIII, LIMITED

By: American Money Management Corp., as Collateral Manager

By:	/s/ David P. Meyer

Name:	David P. Meyer
Title:	Senior Vice President

GREAT AMERICAN INSURANCE COMPANY

By: American Money Management Corp., as Portfolio Manager

By:	/s/ David P. Meyer

Name:	David P. Meyer
Title:	Senior Vice President

GREAT AMERICAN LIFE INSURANCE COMPANY

By: American Money Management Corp., as Portfolio Manager

By:	/s/ David P. Meyer

Name:	David P. Meyer
Title:	Senior Vice President

VICTORIA FALLS CLO, LTD. SUMMIT LAKE CLO, LTD. DIAMOND LAKE CLO, LTD. CLEAR LAKE CLO, LTD. ST JAMES RIVER CLO, LTD

By:	/s/ Kim Atkinson

Name:	Kim Atkinson
Title:	Sr. Vice President

VENTURE IV CDO LIMITED VENTURE V CDO LIMITED VENTURE VI CDO LIMITED VENTURE VII CDO LIMITED VENTURE VIII CDO LIMITED VENTURE IX CDO LIMITED

By: its investment advisor,
MJX Asset Management LLC

By:	/s/ Simon Yuan

Name:	Simon Yuan
Title:	Vice President

BAKER STREET CLO II LTD. GRAND HORN CLO LTD. MOUNTAIN VIEW CLO II LTD. MOUNTAIN VIEW FUNDING CLO 2006-I LTD.

By: Seix Investment Advisors LLC, as Investment Advisor

By:	/s/ George Goudelias

Name:	George Goudelias
Title:	Managing Director

RIDGEWORTH FUNDS – SEIX FLOATING RATE HIGH INCOME FUND

By: Seix Investment Advisors LLC, as Subadvisor

By:	/s/ George Goudelias

Name:	George Goudelias
Title:	Managing Director

SEIX CREDIT OPPORTUNITIES FUND FINANCING I, LTD.

By: Seix Investment Advisors LLC, as Ramp- Up Investment Manager

By:	/s/ George Goudelias

Name:	George Goudelias
Title:	Managing Director

WHITEHORSE I, LTD

By: Whitehorse Capital Partners, L.P., as Collateral Manager
By: WhiteRock Asset Advisor, LLC, its G.P.

By:	/s/ Ethan M. Underwood

Name:	Ethan M. Underwood
Title:	CFA Portfolio Manager

WHITEHORSE II, LTD

By: Whitehorse Capital Partners, L.P., as Collateral Manager
By: WhiteRock Asset Advisor, LLC, its G.P.

By:	/s/ Ethan M. Underwood

Name:	Ethan M. Underwood
Title:	CFA Portfolio Manager

WHITEHORSE IV, LTD

By: Whitehorse Capital Partners, L.P., as Collateral Manager
By: WhiteRock Asset Adivor, LLC, its G.P.

By:	/s/ Ethan M. Underwood

Name:	Ethan M. Underwood
Title:	CFA Portfolio Manager

ROSEDALE CLO LTD ROSEDALE CLO II LTD

By: Princeton Advisory Group, Inc., as Collateral Manager

By:	/s/ Anna L. Chin

Name:	Anna L. Chin
Title:	Senior Analyst

EXHIBIT A
AMENDMENTS TO TERM LOAN AGREEMENT
     1. Section 1.01 of the Term Loan Agreement is hereby amended by adding the following new defined terms in their respective proper alphabetical order:
     “ABL Agent” shall mean the administrative agent for the ABL Lenders pursuant to the terms of any Permitted ABL Facility.
     “ABL Fee Letter” shall mean that certain letter agreement dated as of July 3, 2008 by and between the ABL Agent and the Borrower entered into in connection with the Revolving Credit Agreement, as amended by that certain letter agreement dated as of the First Amendment Effective Date to provide for certain “flex” rights in connection with the syndication of the Permitted ABL Facility.
     “ABL Lenders” shall mean the lenders from time to time party to any Permitted ABL Facility.
     “Additional Supplier L/Cs” shall mean one or more irrevocable standby letters of credit, other than the Crude Oil Supplier L/C, in an aggregate face amount of not less than $10,000,000 issued by banks or other financial institutions (but which are not issued pursuant to a Permitted ABL Facility) to one or more third party suppliers of the Borrower (as designated by the Borrower) or to the ABL Agent (in order to generate additional liquidity under the Permitted ABL Facility borrowing base or back-stop obligations under letters of credit to be issued by any ABL Lender to third party suppliers designated by Borrower), as beneficiaries, and on terms and conditions as are reasonable and customary for instruments of this type for companies engaged in the same or similar business as the Borrower, which letters of credit are issued for the account of an Affiliate of the Borrower (other than Holdings or any Subsidiary of Holdings) and as to which neither Borrower, Holdings, nor any Subsidiary of Holdings has (a) any obligation, contingent or otherwise, to reimburse the issuer or any other person (by virtue of any guaranty, indemnity, exercise of subrogation rights or otherwise) for any drawing on such letter of credit, except for any such obligations that are subordinated to the payment in full in cash of all Secured Obligations upon terms and conditions satisfactory to the Lenders, or (b) granted, created or permitted to exist any security interest in, or Lien upon, its property or assets to secure any reimbursement obligations in respect of such letter of credit.
     “Applicable Margin Covenant Compliance Date” shall mean the date, if any, after the First Amendment Effective Date upon which no Event of Default has occurred and is continuing that is the first day after the date on which the Borrower has furnished to the Administrative Agent financial statements and a Compliance Certificate pursuant to Section 5.04 that evidence and certify to the compliance by the Borrower with the covenants set forth in Sections 6.13, 6.14 and 6.15 as of and for the period ended on December 31, 2010.

Exhibit A- 1

     “Capitalized Interest Amount” shall have the meaning assigned to such term in Section 2.06(c).
     “Cash Interest Amount” shall mean, subject to the provisions of Sections 2.07 and 9.09, with respect to any Interest Payment Date occurring after the First Amendment Effective Date, (a) prior to the Crack Spread Hedge Unwind Date (i.e. before the Original Loans are divided into Tranche A Loans and Tranche B Loans), with respect to any of the Original Loans, and (b) on and after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date, with respect to the Tranche B Loans only, on which the Borrower has exercised its option to add the Capitalized Interest Amount to the principal of the Original Loans (or Tranche B Loans, as applicable) on such Interest Payment Date, that portion of the interest accrued on the outstanding principal amount of the Original Loans (or the Tranche B Loans, as applicable) to such Interest Payment Date as would have accrued at the rate of (i) with respect to any Eurodollar Loan, the Adjusted LIBO Rate plus 7.50% per annum (or 9.50% per annum during the Leverage Step-Up Period, if any), provided, however, that, for purposes of this clause (i), if the Adjusted LIBO Rate shall be below 3.25% per annum on any day, then the Adjusted LIBO Rate for such Interest Period shall be deemed to 3.25% for such day, or (ii) with respect to any ABR Loan, the Alternate Base Rate plus 6.50% per annum (or 8.50% per annum during the Leverage Step-Up Period, if any), provided, however, that, for purposes of this clause (ii), if the Alternate Base Rate shall be below 4.25% per annum on any day, the Alternate Base Rate shall be deemed to be 4.25% per annum for such day. The Cash Interest Amount will be determined and calculated in accordance with this definition and the provisions of Section 2.06.
     “Chevron” shall mean Chevron Products Company, a division of Chevron U.S.A., Inc.
     “Crack Spread Hedge Unwind Date” shall mean the date on which the Crack Spread Hedging Agreement shall have been completely unwound and terminated and all Unwind Proceeds and all Crack Spread Hedging Cash Collateral shall have been distributed to the Lenders and the Borrower as provided in Section 5.11 hereof.
     “Crude Oil Supplier L/C” shall mean an irrevocable standby letter of credit in the face amount of $15,000,000 issued by a bank or other financial institution (but which is not issued pursuant to a Permitted ABL Facility) to Chevron or to another third party crude oil supplier designated by the Borrower, as beneficiary, and on terms and conditions as are reasonable and customary for instruments of this type for companies engaged in the same or similar business as the Borrower, which letter of credit is issued for the account of an Affiliate of the Borrower (other than Holdings or any Subsidiary of Holdings) and as to which neither Borrower, Holdings, nor any Subsidiary of Holdings has (a) any obligation, contingent or otherwise, to reimburse the issuer or any other person (by virtue of any guaranty, indemnity, exercise of subrogation rights or otherwise) for any drawing on such letter of credit, except for any such obligations that are subordinated to the payment in full in cash of all Secured Obligations upon terms and conditions satisfactory to the Lenders, or (b) granted, created or permitted to exist any security interest in, or Lien upon, its property or assets to secure any reimbursement obligations in respect of such letter of credit.

Exhibit A- 2

     “Earnout Payments” shall have the meaning assigned to such term in Section 6.08(c).
     “First Amendment” shall mean the First Amendment Agreement, dated as of April 9, 2009, by and among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.
     “First Amendment Effective Date” shall mean the “First Amendment Effective Date” as such term is defined in the First Amendment.
     “Leverage Step-Up Period” shall have the meaning assigned to such term in the definition of “Applicable Margin” set forth in Section 1.01 hereof.
     “Majority Lenders” shall mean, at any time, Lenders holding more than 50% of the then outstanding principal amount of the Loans at such time.
     “Original Financial Covenants” shall mean the financial covenants set forth in Sections 6.13 and 6.14 as in effect immediately prior to the First Amendment Effective Date; provided that, for purposes of determining compliance with such financial covenants for any period of four consecutive fiscal quarters ending on or prior to March 31, 2009, “Cash Available for Debt Service” and “Debt Service Payments” shall have the meaning set forth in the First Amendment.
     “Original Loans” shall have the meaning assigned to such term in Section 2.01.
     “Post-First Amendment Compliance Date” shall mean the first date after the First Amendment Effective Date on which no Event of Default has occurred and is continuing and the Borrower furnishes to the Administrative Agent financial statements and a Compliance Certificate pursuant to Section 5.04 evidencing and certifying that the Borrower is in compliance with the Original Financial Covenants on (and for the period of four consecutive fiscal quarters ending on) the last day of a fiscal quarter ending after the First Amendment Effective Date.
     “Required Equity Contribution” shall mean unrestricted capital contributions to the Borrower on terms and conditions acceptable to the Required Lenders, of which (a) at least $10,000,000 shall have been contributed to the Borrower by the Parent in cash on or before the First Amendment Effective Date, and (b) an additional amount of at least $15,000,000 shall be contributed to the Borrower in cash on or before May 29, 2009.
     “Restricted Payments Compliance Date” shall have the meaning assigned to such term in the last sentence of Section 6.08(a).
     “Retained Unwind Proceeds” shall have the meaning assigned to such term in Section 5.11.
     “Steering Committee” shall mean (a) as of the First Amendment Effective Date, SOF Investments, LP, TCW Global Project Fund II, Ltd. and Fortress Credit Opportunities I LP., and (b) as of any date after the First Amendment Effective Date, (i) unless and until other Lenders are designated by the Required Lenders as the steering

Exhibit A- 3

committee for the Lenders, the Persons listed in clause (a) of this definition that continue to be Lenders, and (ii) on and after the date after the First Amendment Effective Date that any Lenders are designated from time to time by the Required Lenders as the steering committee for the Lenders, such designated Lenders.
     “Supporting Letter of Credit” shall have the meaning assigned to such term in the Revolving Credit Agreement (as in effect on the First Amendment Effective Date).
     “Tranche A Capitalized Interest Amount” shall have the meaning assigned to such term in Section 2.06(c).
     “Tranche A Capitalized Interest Option” shall have the meaning assigned to such term in Section 2.06(c).
     “Tranche A Cash Interest Amount” shall mean, subject to the provisions of Sections 2.07 and 9.09, with respect to any Interest Payment Date occurring after the First Amendment Effective Date and on or after the Crack Spread Hedge Unwind Date on which the Borrower has exercised its option to add the Tranche A Capitalized Interest Amount to the principal of the Tranche A Loans on such Interest Payment Date, that portion of the interest accrued on the outstanding principal amount of the Tranche A Loans to such Interest Payment Date as would have accrued at the rate of (i) with respect to any Eurodollar Loan, the Adjusted LIBO Rate plus 7.50% per annum (or 9.50% per annum during the Leverage Step-Up Period, if any), provided, however, that, for purposes of this clause (i), if the Adjusted LIBO Rate shall be below 3.25% per annum on any day, then the Adjusted LIBO Rate for such Interest Period shall be deemed to 3.25% for such day, or (ii) with respect to any ABR Loan, the Alternate Base Rate plus 6.50% per annum (or 8.50% per annum during the Leverage Step-Up Period, if any), provided, however, that, for purposes of this clause (ii), if the Alternate Base Rate shall be below 4.25% per annum on any day, the Alternate Base Rate shall be deemed to be 4.25% per annum for such day. The Tranche A Cash Interest Amount will be determined and calculated in accordance with this definition and the provisions of Section 2.06.
     “Tranche A Loans” shall have the meaning assigned to such term in Section 2.01.
     “Tranche B Loans” shall have the meaning assigned to such term in Section 2.01.
     “Unwind Proceeds” shall mean (a) any amounts arising out of the unwinding and/or termination of the Crack Spread Hedging Agreement as contemplated by Section 5.11, and (b) any other proceeds received by the Borrower or any other person from the Crack Spread Hedging Agreement on or after the First Amendment Effective Date.
     2. The following definitions in Section 1.01 of the Term Loan Agreement are hereby amended and restated in their entirety to read as follows:
     “Administrative Agent” shall mean Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

Exhibit A- 4

     “Applicable Margin” shall mean:
     (a) for any day prior to the First Amendment Effective Date, (i) with respect to any Eurodollar Loan, 7.50% per annum or (ii) with respect to any ABR Loan, 6.50% per annum;
     (b) for any day on or after the First Amendment Effective Date and prior to the Crack Spread Hedge Unwind Date, (i) with respect to any Eurodollar Loan, 9.50% per annum or (ii) with respect to any ABR Loan, 8.50% per annum, provided, however, that, for any day after the First Amendment Effective Date and prior to the Crack Spread Hedge Unwind Date on which no Default or Event of Default shall have occurred and be continuing and as to which interest is payable on an Interest Payment Date on which the Borrower pays all accrued interest in cash (and shall not have exercised its option to pay the Cash Interest Amount in cash and to add the Capitalized Interest Amount to the principal of the Original Loans), the Applicable Margin shall be (A) with respect to any Eurodollar Loan, 8.50% per annum or (B) with respect to any ABR Loan, 7.50% per annum;
     (c) for any day on or after the First Amendment Effective Date that is on or after the Crack Spread Hedge Unwind Date and prior to the Applicable Margin Covenant Compliance Date:
     (i) (A) with respect to any Tranche A Loan that is a Eurodollar Loan, 10.50% per annum or (B) with respect to any Tranche A Loan that is an ABR Loan, 9.50% per annum, and
     (ii) (A) with respect to any Tranche B Loan that is a Eurodollar Loan, 9.50% per annum or (B) with respect to any Tranche B Loan that is an ABR Loan, 8.50% per annum, provided, however, that, for any day on which no Default or Event of Default shall have occurred and be continuing and as to which interest is payable on an Interest Payment Date on which the Borrower pays all accrued interest in cash (and shall not have exercised its option to pay the Cash Interest Amount in cash and to add the Capitalized Interest Amount to the principal of the Tranche B Loans), the Applicable Margin shall be (A) with respect to any Eurodollar Loan, 8.50% per annum or (B) with respect to any ABR Loan, 7.50% per annum;
     (iii) notwithstanding anything contained in clauses (i) and (ii) above, if the Leverage Ratio set forth in Section 6.14 as of, and for the period ended on, December 31, 2009 is greater than 4.6 to 1.0, the Applicable Margin set forth in clauses (i) and (ii) shall be increased by 2.0% per annum for the period from January 1, 2010 through and including March 31, 2010 (the “Leverage Step-Up Period”), and the Borrower shall indicate in the Compliance Certificate delivered for the fiscal quarter ending December 31, 2009 that the Applicable Margin has

Exhibit A- 5

been increased by 2% for the Leverage Step-Up Period as a result thereof; and
     (d) for any day on or after the Applicable Margin Covenant Compliance Date, (i) with respect to any Tranche A Loan that is a Eurodollar Loan, 9.50% per annum, (ii) with respect to any Tranche A Loan that is an ABR Loan, 8.50% per annum, (iii) with respect to any Tranche B Loan that is a Eurodollar Loan, 7.50% per annum, or (iv) with respect to any Tranche B Loan that is an ABR Loan, 6.50% per annum;
provided, however, that, with respect to clauses (b), (c) and (d) of this definition, if the financial statements for the period upon which the determination of the occurrence of the Applicable Margin Covenant Compliance Date was based are determined to have been inaccurate or such financial statements are restated and, based on the accurate or restated financial statements the Applicable Margin Covenant Compliance Date would not have occurred (and therefore retroactively did not occur), then the Applicable Margin for periods affected thereby shall be retroactively re-determined based on such accurate or restated financial statements and the Borrower shall pay on demand the additional interest that results from re-determination.
     “Cash Available for Debt Service” shall mean, for any period, the Consolidated EBITDA for such period, minus the sum of (a) Capital Expenditures made by the Borrower and its consolidated subsidiaries in cash during such period and (b) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, consolidated income tax cash expense for such period, all determined on a consolidated basis in accordance with GAAP; provided, however, that for purposes of determining compliance with Section 6.13 at any time from the Effective Date through March 31, 2009, Cash Available for Debt Service shall be deemed to be $41,700,000 for the fiscal quarter ended December 31, 2007, $41,700,000 for the fiscal quarter ended March 31, 2008, and $41,700,000 for the fiscal quarter ended June 30, 2008.
     “Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.
     “Crack Spread Hedging Agreement” shall mean the letter agreement dated as of July 3, 2008, between the Borrower and the Crack Spread Hedging Counterparty, together with the schedules and exhibits thereto.
     “Debt Service Payments” shall mean, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, and (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and its subsidiaries (other than payments made to the Borrower or any of its subsidiaries); provided, however, that for purposes of determining compliance with Section 6.13 at any time from the Effective Date through March 31, 2009, Debt Service Payments shall be deemed to be $9,000,000 for the fiscal

Exhibit A- 6

quarter ended December 31, 2007, $9,000,000 for the fiscal quarter ended March 31, 2008, and $9,000,000 for the fiscal quarter ended June 30, 2008.
     “Fee Letter” shall mean the Schedule of Fees dated as of January 16, 2009, among Holdings, the Borrower and the Agents.
     “Loan Documents” shall mean this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) (other than for purposes of Section 9.08), the Security Documents, the Intercreditor Agreement, the L/C Reimbursement Subordination Agreement (as defined in the First Amendment) and the Unwind Letter of Direction (as defined in the First Amendment).
     “Loans” shall mean (a) prior to the Crack Spread Hedge Unwind Date, the Original Loans made by the Lenders to the Borrower pursuant to Section 2.01, and (b) on and after the Crack Spread Hedge Unwind Date, collectively, the Tranche A Loans and the Tranche B Loans.
     “Net Cash Provided by Operating Activities” shall mean, for any period, (a) “Net Cash Provided by Operating Activities” of the Borrower and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (i) any Net Cash Proceeds attributable to Prepayment Events, (ii) insurance proceeds received in respect of any Casualty, (iii) Condemnation Proceeds received in respect of any Condemnation, and (iv) any Unwind Proceeds, plus (b) the sum of, without duplication and to the extent not included in determining Net Cash Provided by Operating Activities for such period pursuant to clause (a) above, (i) the aggregate amount of all cash proceeds received by the Borrower or any of its consolidated subsidiaries during such period pursuant to the Crack Spread Hedging Agreement (other than any Unwind Proceeds) or any other Hedging Agreement (other than in respect of any termination (in whole or in part) thereof) and (ii) the aggregate amount of all cash proceeds received by the Borrower or any of its consolidated subsidiaries during such period pursuant to the indemnification or purchase price adjustment provisions of the Stock Purchase Agreement.
     “Prime Rate” shall mean the rate of interest per annum announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in Minneapolis, Minnesota. Each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.
     3. The definition of “Consolidated EBITDA” in Section 1.01 of the Term Loan Agreement is hereby amended by amending and restating in its entirety the second proviso in the first sentence of such definition to read as follows:
“provided further that Consolidated EBITDA for any period shall be calculated to exclude, to the extent otherwise reflected in Consolidated Net Income for such period, (x) any unrealized non-cash gain or loss for such period in respect of Hedging Agreements resulting from the application of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or a successor thereto, and the related tax effects and (y) any Unwind Proceeds.”

Exhibit A- 7

     4. Clause (A) of subclause (b)(iv) of the definition of “Excess Cash Flow” in Section 1.01 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(A) Loans repaid by the Borrower during such Sweep Period, excluding prepayments of Loans made with any of the Unwind Proceeds or Crack Spread Hedging Cash Collateral and excluding prepayments of Loans under Sections 2.12 and 2.13,”
     5. Clause (a) of the definition of “Indebtedness” in Section 1.01 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(a) all obligations of such person for borrowed money or with respect to deposits or advances by other persons of any kind (including, without limitation, and for the avoidance of doubt, any obligations under the Permitted ABL Facility),”
     6. The definition of “Prepayment Event” in Section 1.01 of the Term Loan Agreement is hereby amended by (i) replacing the word “and” immediately after subclause (d)(ii) thereof with a comma and (ii) replacing the period at the end of clause (d) thereof with the following:
“(iv) the issuance, on terms and conditions satisfactory to the Required Lenders, of Equity Interests by Holdings or the Borrower to Parent or any subsidiary of Parent, in consideration for some or all of the Required Equity Contribution, (v) the issuance of Equity Interests by Holdings to the person that is obligated to reimburse the issuer for any drawings under the Crude Oil Supplier L/C or Additional Supplier L/Cs in accordance with the proviso at the end of the first sentence in Section 5.14, (vi) the issuance of Equity Interests by Holdings to the person that is obligated to reimburse the issuer for any drawings under the Supporting Letter of Credit in accordance with paragraph (e) of Section 6.19, or (vii) the issuance of Equity Interests by the Borrower to Holdings in consideration for a capital contribution by Holdings to the Borrower in accordance with (A) the proviso at the end of the first sentence in Section 5.14 or (B) paragraph (e) of Section 6.19, as applicable.”
     7. Section 2.01 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     SECTION 2.01. Commitments and Loans. On the Effective Date, each Lender made a loan in dollars to the Borrower in a principal amount not exceeding such Lender’s Commitment (the “Original Loans”). Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of each Original Loan made on the Effective Date (i.e., the amount advanced in cash to the Borrower on the Effective Date) was equal to 96.0% of the principal amount of such Loan (it being agreed that the Borrower shall be obligated to repay 100.0% of the principal amount of each such Loan as provided hereunder). On the Crack Spread Hedge Unwind Date, 100% of the then outstanding principal balance of the Original Loans will be deemed to be divided, without further action by any Lender or the Borrower, into two separate tranches as follows, in each case on a pro rata basis according to the outstanding principal amount of the Original Loans owed to each of the Lenders: (i) an aggregate

Exhibit A- 8

principal amount of the Original Loans equal to the Retained Unwind Proceeds shall be deemed to be Tranche A Loans to the Borrower in an aggregate principal amount equal to the amount of the Retained Unwind Proceeds (the “Tranche A Loans”), and (ii) the remaining outstanding principal balance of the Original Loans shall be deemed to be Tranche B Loans to the Borrower in a principal amount equal to such outstanding principal balance (the “Tranche B Loans”). Amounts repaid or prepaid in respect of the Loans may not be reborrowed. Any promissory notes that, pursuant to Section 2.04(e), have been issued to a Lender to evidence the Loans payable to such Lender, shall, from and after the Crack Spread Hedge Unwind Date, evidence the obligation of the Borrower to pay the sum of the Tranche A Loans and the Tranche B Loans owed by the Borrower hereunder, notwithstanding that such promissory notes do not reference the Tranche A Loans or the Tranche B Loans or the respective proportions of the Loans represented by them.
     8. Section 2.06(c) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows, and the following Sections 2.06(d) and 2.06(e) are added to the Term Loan Agreement after Section 2.06(c) thereof:
     “(c) Interest on each Loan shall be due and payable in arrears in cash on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. Notwithstanding the foregoing, but subject to Sections 2.06(d), 2.06(e) and 2.07:
     (i) Payment of Interest on Original Loans and Tranche B Loans. (A) prior to the Crack Spread Hedge Unwind Date (i.e. before the Original Loans are divided into Tranche A Loans and Tranche B Loans), with respect to any of the Original Loans, and (B) on or after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date, with respect to the Tranche B Loans only, in lieu of making the entire interest payment due and payable on any Interest Payment Date in cash on the Original Loans prior to the Crack Spread Hedge Unwind Date or on the Tranche B Loans on or after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date, the Borrower may (at its option) pay, in cash, on such Interest Payment Date the Cash Interest Amount and pay the balance of the accrued interest that is due and payable on such Interest Payment Date in respect of the Original Loans or the Tranche B Loans (as applicable) (“Capitalized Interest Amount”) by adding such Capitalized Interest Amount to the outstanding principal amount of the Original Loans (before the Crack Spread Hedge Unwind Date) or to the outstanding principal amount of the Tranche B Loans (on or after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date). In order to exercise the option (the “Capitalized Interest Option”) to pay, on a specified Interest Payment Date, the Cash Interest Amount in cash and to have the balance of such accrued interest be added to the principal of the Original Loans (or, on or after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date, to the Tranche B Loans) as a Capitalized Interest Amount, the Borrower shall give notice to the Administrative Agent on or before the applicable Interest Payment Date that the Borrower has exercised such option. Upon being added to the

Exhibit A- 9

principal amount of the Original Loans (and, if added to the principal of the Tranche B Loans on or after the Crack Spread Hedge Unwind Date and before the Applicable Margin Covenant Compliance Date, to the Tranche B Loans) on any such Interest Payment Date, each such Capitalized Interest Amount shall be considered principal of the Original Loans or Tranche B Loans, as applicable, for all purposes under this Agreement, which amount shall be due and payable on the Maturity Date (or such earlier date as the principal of the Loans may become due and payable pursuant to Article VII). Each Capitalized Interest Amount shall accrue interest beginning on and including the Interest Payment Date on which such Capitalized Interest Amount is added to the principal amount of the Original Loans or Tranche B Loans, as applicable, which interest shall accrue and be paid, together with the interest on the remaining principal amount of the Original Loans or Tranche B Loans, as applicable, in accordance with the terms of this Agreement. For the avoidance of doubt, all interest that is payable on or after the Applicable Margin Covenant Compliance Date on the Tranche B Loans is payable in full in cash.
     (ii) Payment of Interest on Tranche A Loans. On and after the Crack Spread Hedge Unwind Date, with respect to the Tranche A Loans only, in lieu of making the entire interest payment due and payable on any Interest Payment Date in cash on the Tranche A Loans, the Borrower may (at its option) pay, in cash, on such Interest Payment Date the Tranche A Cash Interest Amount and pay the balance of the accrued interest that is due and payable on such Interest Payment Date in respect of the Tranche A Loans (“Tranche A Capitalized Interest Amount”) by adding such Tranche A Capitalized Interest Amount to the outstanding principal amount of the Tranche A Loans. In order to exercise the option (the “Tranche A Capitalized Interest Option”) to pay, on a specified Interest Payment Date, the Tranche A Cash Interest Amount in cash and to have the balance of such accrued interest be added to the principal of the Tranche A Loans as a Tranche A Capitalized Interest Amount, the Borrower shall give notice to the Administrative Agent on or before the applicable Interest Payment Date that the Borrower has exercised such option. Upon being added to the principal amount of the Tranche A Loans on any such Interest Payment Date, each such Tranche A Capitalized Interest Amount shall be considered principal of the Tranche A Loans for all purposes under this Agreement, which amount shall be due and payable on the Maturity Date (or such earlier date as the principal of the Loans may become due and payable pursuant to Article VII). Each Tranche A Capitalized Interest Amount shall accrue interest beginning on and including the Interest Payment Date on which such Tranche A Capitalized Interest Amount is added to the principal amount of the Tranche A Loans, which interest shall accrue and be paid, together with the interest on the remaining principal amount of the Tranche A Loans in accordance with the terms of this Agreement.
     (d) The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Exhibit A- 10

     (e) Notwithstanding the provisions of Section 2.06(c), (i) at any time when a Default or an Event of Default has occurred and is continuing, even if otherwise permitted by the provisions of Section 2.06(c), the Borrower shall not have the option of (A) paying the Cash Interest Amount in cash and adding the Capitalized Interest Amount to the principal of the Original Loans or Tranche B Loans, as applicable, or (B) paying the Tranche A Cash Interest Amount in cash and adding the Tranche A Capitalized Interest Amount to the principal of the Tranche A Loans, but rather shall be required to pay all accrued interest in cash on each Interest Payment Date with respect thereto, and (ii) all accrued and unpaid interest on the date that the entire then outstanding principal amount of the Loans becomes due and payable, including interest on all Capitalized Interest Amounts and Tranche A Capitalized Interest Amounts, whether the principal amount becomes due and payable on the Maturity Date, by acceleration of the Loans or otherwise, shall be due and payable in full in cash on such date (and all interest accruing thereafter shall be payable in cash on demand).”
     9. Section 2.11 of the Term Loan Agreement is hereby amended by inserting the following new subsection 2.11(f) at the end of such subsection 2.11:
     “(f) On and after the Crack Spread Hedge Unwind Date, all principal repayments pursuant to this Section shall be applied against the outstanding principal balance of the Tranche A Loans and, if there are no outstanding principal amounts of the Tranche A Loans, then to reduce the outstanding principal balance of the Tranche B Loans.”
     10. Section 2.12(c) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follow:
     “(c) (i) As provided in Section 5.11, all of the Unwind Proceeds and the released Crack Spread Hedging Cash Collateral delivered to the Administrative Agent for application to the outstanding Loans will be deemed to be prepayments pursuant to this Section 2.12 and will be applied first pro rata to the scheduled installments of principal due in 2009 and thereafter pro rata to the remaining scheduled installments of principal due in respect of the Loans on and after March 31, 2010 under Section 2.11, and (ii) all other prepayments pursuant to this Section 2.12 shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11, provided that, with respect to clauses (i) and (ii) of this clause (c), in accordance with Section 2.11, any such application on and after the Crack Spread Hedge Unwind Date to such scheduled installments will be applied first against the Tranche A Loans until the Tranche A Loans have been paid in full, and thereafter will be applied against the Tranche B Loans. ”
     11. Subclause (i) of Section 2.13(b) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(i) 100.0% of Excess Cash Flow for such Sweep Period less”
     12. Section 2.13(d) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follow:

Exhibit A - 11

     “(d) Any prepayment pursuant to this Section shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11, provided that, in accordance with Section 2.11, any such application on and after the Crack Spread Hedge Unwind Date to such scheduled installments will be applied first against the Tranche A Loans until the Tranche A Loans have been paid in full, and thereafter will be applied against the Tranche B Loans. ”
     13. Section 2.13(e) of the Term Loan Agreement is hereby amended by deleting “$250,000” both times that it appears and substituting therefor in each such place “$50,000.”
     14. The first sentence of Section 2.13(f) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
“The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of each of Holdings and the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment, and (ii) to the extent practicable, at least five Business Days’ (but in any event no less than three Business Days’) prior written or fax notice of such prepayment.”
     15. The first sentence of Section 2.19(a) of the Term Loan Agreement is amended and restated in its entirety to read as follows:
“The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m., New York City time, on the date when due in immediately available dollars (other than any Capitalized Interest Amount or Tranche A Capitalized Interest Amount in accordance with Section 2.06 of this Agreement), without setoff, defense or counterclaim.”
     16. Section 5.04 of the Term Loan Agreement is amended by (i) deleting the word “and” immediately after clause (j) thereof, (ii) replacing the period immediately after clause (k) thereof with a semicolon, and (iii) adding after such clause (k) the following new clauses (l) and (m):
     “(l) within 30 days after the end of each calendar month ending after the First Amendment Effective Date (commencing with the calendar month ending March 31, 2009), (i) its consolidated balance sheet and related consolidated statements of income and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such calendar month and the results of their operations and cash flows for such calendar month and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) an operating report prepared by the Borrower in the ordinary course of business for and as at the end of the preceding month containing the information set forth on Exhibit H hereto, (iii) copies of all borrowing base certificates (or similar reports or certificates) delivered

Exhibit A - 12

pursuant to the Permitted ABL Facility during the month in which the documents described in clauses (i) and (ii) of this clause (l) are delivered, including the borrowing base certificate that is in effect as of the date the financial statements described in clause (i) above are delivered to the Administrative Agent, and (iv) upon receipt of a request signed by the Majority Lenders, copies of all supporting documentation for any one of the borrowing base certificates delivered pursuant to clause (iii) of this clause (l) (other than the borrowing base certificate that is in effect as of the date the financial statements described in clause (i) above are delivered to the Administrative Agent), provided that, if the Borrower is seeking to have the Supporting Letter of Credit reduced or terminated based on the calculation of Availability (as defined in the Revolving Credit Agreement, as in effect on the date hereof) set forth in any borrowing base certificate (including the borrowing base certificate that is in effect as of the date the financial statements described in clause (i) above are delivered to the Administrative Agent), the Borrower will give prompt notice thereof to the Administrative Agent and, upon receiving a request signed by the Majority Lenders, the Borrower will promptly provide supporting documentation in respect of such borrowing base certificate (including, if applicable, in respect of the borrowing base certificate that is in effect as of the date the financial statements described in clause (i) above are delivered to the Administrative Agent) in form and detail satisfactory to the Majority Lenders; and
     (m) promptly after a request therefor by any Lender, copies of any Hedging Agreement described on the most recent monthly operating report delivered pursuant to subclause (l)(ii) above and/or any trade confirmations executed in connection therewith.”
     17. Section 5.11 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “SECTION 5.11. Crack Spread Hedging Agreement. The Borrower will, on or prior to the First Amendment Effective Date, (a) commence to completely unwind and terminate the Crack Spread Hedging Agreement, and cause the Crack Spread Hedging Agreement to be completely unwound and terminated and (b) cause the Unwind Proceeds and the Crack Spread Hedging Cash Collateral to be distributed and provided in full directly to the Administrative Agent, for the benefit of the Lenders, or to the ABL Agent, for the benefit of the Borrower, in each case as further described below, within six (6) weeks from the First Amendment Effective Date; provided that if there shall be any material market disruption in the market for Hydrocarbon Agreements which extends beyond such six (6) week period and has a material adverse effect on the Borrower’s ability to effect the unwind and termination of the Crack Spread Hedging Agreement, such six (6) week period shall be extended on a day-to-day basis during the pendency of such disruption for a period not to exceed an additional four (4) weeks. The Borrower shall (x) consult with the Steering Committee on an ongoing basis as to the status of the unwinding of the Crack Spread Hedging Agreement, (y) provide to the Steering Committee copies of all trade confirmations executed and/or delivered in connection with the unwinding of the Crack Spread Hedging Agreement, and (z) provide updates on the progress thereof upon request of any member of the Steering Committee. As a condition precedent to the unwind of the Crack Spread Hedging Agreement, the Borrower, the Administrative Agent and the ABL Agent shall have given, pursuant to the Unwind

Exhibit A - 13

Letter of Direction, irrevocable instructions (which, notwithstanding any provision in the Loan Documents (including the Intercreditor Agreement) to the contrary, shall not be subject to or affected by any default or event of default under the Term Loan Agreement or the Permitted ABL Facility, or any notice with respect thereto) to the Crack Spread Hedging Counterparty (I) to, within three business days of the First Amendment Effective Date, cause the Crack Spread Hedging Cash Collateral to be distributed to the Administrative Agent to be applied in accordance with Section 2.12 hereof to the prepayment of the Loans, and (II) to distribute the Unwind Proceeds as follows:
     First, an amount up to $45,400,000 of the Unwind Proceeds will be distributed to the Administrative Agent to be applied in accordance with Section 2.12 hereof to the prepayment of the Loans;
     Second, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the ABL Agent to be applied to the Permitted ABL Facility in accordance with the terms of the Permitted ABL Facility Amendment (as defined in the First Amendment);
     Third, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the Administrative Agent to be applied in accordance with Section 2.12 hereof to the prepayment of the Loans;
     Fourth, an amount up to $25,000,000 of the Unwind Proceeds will be distributed to the ABL Agent to be applied to the Permitted ABL Facility in accordance with the terms of the Permitted ABL Facility Amendment (as defined in the First Amendment) (any amounts distributed to the ABL Agent pursuant to clause Second and clause Fourth hereof are referred to herein as the “Retained Unwind Proceeds”); and
     Fifth, all remaining Unwind Proceeds will be distributed to the Administrative Agent to be applied in accordance with Section 2.12 hereof to the prepayment of the Loans.
     The Borrower shall cause the Crack Spread Hedging Counterparty to promptly, and in any event within 5 Business Days of any settlement, termination or unwinding of any portion of the Crack Spread Hedging Agreement (but in any event not later than the same day as the Borrower would have otherwise been entitled to receive such amounts absent this Section 5.11), pay all Unwind Proceeds arising in connection with any such settlement, termination or unwinding directly to the Administrative Agent or the ABL Agent as provided above. The Borrower shall also cause the Crack Spread Hedging Counterparty to promptly, and in any event within 3 Business Days of the First Amendment Effective Date (but in any event not later than the same day as the Borrower would have otherwise been entitled to receive such amounts absent this Section 5.11), pay the Crack Spread Hedging Cash Collateral directly to the Administrative Agent.
     The Unwind Proceeds and the released Crack Spread Hedging Cash Collateral delivered to the Administrative Agent for application to the outstanding Loans as provided above will be deemed to be prepayments pursuant to Section 2.12 and will be

Exhibit A - 14

applied, first, pro rata to the remaining scheduled installments of principal due in 2009 and, thereafter, pro rata to the remaining scheduled installments of principal due in respect of the Loans on and after March 31, 2010 under Section 2.11.
     Any amounts owing to the Crack Spread Hedging Counterparty as a result of the exercise of any set-off rights or as a result of the unwinding of any hedging arrangements with such Crack Spread Hedging Counterparty or its Affiliates shall either (a) be applied against and reduce the Retained Unwind Proceeds payable to the ABL Agent for the benefit of the Borrower on a dollar-for-dollar basis by the amount thereof, or (b) otherwise be paid by the Borrower. In no event shall any such amounts be payable out of the Unwind Proceeds that are payable to the Lenders as provided above or out of the Crack Spread Hedging Cash Collateral.
     Each of the Lenders acknowledges that (a) the Borrower has not given any guarantee as to the ultimate amount of the Unwind Proceeds to be realized upon the unwinding of the Crack Spread Hedging Agreement, and (b) the Borrower may effect the unwinding of the Crack Spread Hedging Agreement in one or a series of transactions as determined in its sole discretion following consultation with the Steering Committee in accordance with Section 5.11.”
     18. Article V of the Term Loan Agreement is amended by adding the following new Sections 5.13 and 5.14 after Section 5.12:
     “SECTION 5.13. Retention of Financial Advisor. For a period extending from the First Amendment Effective Date through June 30, 2010, the Administrative Agent or counsel to the Administrative Agent may retain a financial advisor, selected by the Required Lenders and reasonably acceptable to the Borrower, for purposes of reviewing documents and information related to Holdings and its Subsidiaries provided to the Lenders pursuant to the terms of this Agreement and providing analyses and reports to the Lenders with respect thereto. The Borrower will fully cooperate with such financial advisor and will promptly respond to all reasonable requests for information, documents and analyses relating to Holdings and its Subsidiaries from any such advisor, the Administrative Agent or any Lender in accordance with the terms of this Agreement. The financial adviser may prepare a receipts and disbursements forecast (and comparison of the forecast to actual receipts and disbursements) for any fiscal quarter based on information the Borrower is obligated to provide pursuant to Section 5.04 of this Agreement. The Borrower will promptly pay, as and when due, all reasonable and documented fees, expenses and other amounts payable to such financial advisor from time to time pursuant to any engagement agreement entered into between any such financial advisor and the Administrative Agent or counsel to the Administrative Agent.
     SECTION 5.14. Delivery and Maintenance of Supplier Letters of Credit. At all times during the period extending from the First Amendment Effective Date through the Post-First Amendment Compliance Date, the Borrower will maintain in effect (a) the Crude Oil Supplier L/C (unless replaced, reduced or terminated as provided below or unless drawn upon by the beneficiary thereof, to the extent of such draw), and (b) the Additional Supplier L/Cs (unless replaced, reduced or terminated as provided below or unless drawn upon by the beneficiary thereof, to the extent of such draw), provided,

Exhibit A - 15

however, that the Crude Oil Supplier L/C and/or the Additional Supplier L/Cs may be terminated at any time upon delivery by any person that is obligated to reimburse the issuer for any drawings under such letter of credit to Holdings of cash in the amount of the Crude Oil Supplier L/C and/or the Additional Supplier L/Cs, as the case may be, that is being terminated, in exchange for the issuance by Holdings of shares of its preferred stock having the same terms and conditions as the shares of preferred stock of Holdings that are outstanding on the First Amendment Effective Date, so long as, contemporaneously upon receipt of such cash, Holdings transfers such cash to the Borrower as a capital contribution to the Borrower. The Borrower will provide the Administrative Agent and the Lenders with a copy of (i) any Additional Supplier L/C promptly upon the issuance thereof, (ii) any amendment or modification of the Crude Oil Supplier L/C or any Additional Supplier L/C or any replacement thereof, none of which shall cause the applicable letter of credit to cease to come within the definition of a Crude Oil Supplier L/C or Additional Supplier L/C, as applicable.”
     19. Clause (f) of Section 6.01 of the Term Loan Agreement is hereby amended by (i) replacing the semicolon at the end of such clause with a comma, and (ii) adding the following to the end of such clause (f):
“and provided further that no Indebtedness may be created or incurred pursuant to this clause (f) on or after the First Amendment Effective Date;”
     20. Clause (m) of Section 6.01 of the Term Loan Agreement is hereby amended by (i) replacing the period at the end of such clause with a semicolon, and (ii) adding the following to the end of such clause (f):
“provided that no Indebtedness may be created or incurred pursuant to this clause (m) on or after the First Amendment Effective Date;”
     21. The following two sentences are hereby added to the end of Section 6.08(a) of the Term Loan Agreement:
“Notwithstanding the foregoing provisions of this Section 6.08(a), (x) neither Holdings nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment between January 1, 2009 and the first date (the “Restricted Payments Compliance Date”) after the First Amendment Effective Date on which (1) no Event of Default has occurred and is continuing, (2) the Borrower furnishes to the Administrative Agent financial statements and a Compliance Certificate pursuant to Section 5.04 evidencing and certifying that the Borrower is in compliance with the Original Financial Covenants on (and for the period of four consecutive fiscal quarters ending on) the last day of a fiscal quarter ending after the First Amendment Effective Date, and (3) the Tranche A Loans, together with all interest accrued thereon, shall have been repaid in full in cash; provided that, prior to the Restricted Payments Compliance Date, (i) any Subsidiary (other than the Borrower) may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests, (ii) so long as no Event of Default has occurred and is continuing, the Borrower may

Exhibit A - 16

make payments in cash to Holdings on account of Parent’s corporate expense allocation to Holdings and the Subsidiaries for periods from and after January 1, 2009, the amount of such payments not to exceed $7,500,000 during any fiscal year of the Borrower, which amounts shall be paid in monthly or quarterly installments on such amounts as have accrued on a pro rata basis for such portion of such fiscal year, on or after the date on which the Borrower shall have furnished to the Administrative Agent (A) with respect to any payment of any quarterly installment, financial statements and a Compliance Certificate pursuant to Section 5.04 evidencing and certifying that the Borrower is in compliance with the financial covenants set forth in Sections 6.13, 6.14 and 6.15 on (and for the period of four consecutive fiscal quarters ending on) the last day of the fiscal quarter then most recently ended, and (B) with respect to any payment of any monthly installment (or any payment covering multiple consecutive monthly installments), financial statements evidencing that the Borrower is in compliance with the financial covenants set forth in Sections 6.13, 6.14 and 6.15 on (and for the period of twelve consecutive months ending on) the last day of the calendar month then most recently ended (calculated as if such month end was the last day of a fiscal quarter), and (iii) Holdings may make payments to Parent and its Affiliates in cash in an aggregate amount not exceeding the aggregate amount of the payments received by Holdings from the Borrower pursuant to the foregoing subclause (ii) of this clause (x), and (y) after the Restricted Payments Compliance Date, if no Event of Default has occurred and is continuing, then the Borrower or Holdings, as applicable, may make such Restricted Payments as the Borrower or Holdings would have been permitted to make under this Section 6.08(a) prior to the Restricted Payments Compliance Date but for the provisions of this sentence (it being understood that the Restricted Payments, if any, that are made between January 1, 2009 and the Restricted Payments Compliance Date pursuant to this sentence will be applied toward the maximum amounts of Restricted Payments permitted to be made under this clause (y) after the Restricted Payments Compliance Date and will therefore reduce such permitted amount of Restricted Payments that may be made under this clause (y)).”
     22. Clause (c) of Section 6.08 of the Term Loan Agreement is hereby amended and restated in its entirety as follows:
     “(c) Notwithstanding anything herein to the contrary, (i) neither Holdings nor any Subsidiary will, directly or indirectly, make, or consent to any of its assets being applied by way of setoff, counterclaim or right of recoupment toward the payment of, any payments to the Seller or any of its Affiliates in respect of the obligations owed under the Earnout Agreement (“Earnout Payments”) with respect to any Earnout Year (as defined in the Earnout Agreement) ending after 2009 unless (A) at the time of and immediately after giving effect to such Earnout Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) at least two Business Days before making any such Earnout Payment, the Borrower has provided to the Administrative Agent the financial statements and Compliance Certificate pursuant to Section 5.04 that evidence and certify to the compliance by the Borrower with the covenants set forth in Sections 6.13, 6.14 and 6.15 as of the end of (and for the most recent four fiscal quarters ending at) the most recent fiscal quarter ending before the due date of such Earnout Payment.

Exhibit A - 17

     23. Section 6.12 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “SECTION 6.12. Amendment of Material Documents. Neither Holdings nor any Subsidiary will (a)(i) amend, restate, supplement or otherwise modify its certificate of incorporation, bylaws or other organizational documents or (ii) amend, restate, supplement or otherwise modify, or waive any of its rights under, or terminate prior to the stated termination thereof or release, the Offtake Agreement, in each case to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to Holdings and the Subsidiaries or to the interests of the Lenders, or (b) except with respect solely to the exercise of certain “flex rights” as and to the extent such rights are in effect with respect to the Revolving Credit Agreement as in effect on the First Amendment Effective Date, amend, restate, supplement or otherwise modify any Revolving Loan Document or any other definitive documentation for the Permitted ABL Facility, to the extent any of the foregoing, could reasonably be expected to (i) materially impair (A) the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Loan Party thereunder or (B) the ability of any Loan Party to perform any of its obligations under any Loan Document, or (ii) reduce Availability (as defined in the Revolving Credit Agreement, as in effect on the First Amendment Effective Date) under the Revolving Credit Agreement or any component thereof.”
     24. Section 6.13 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “SECTION 6.13. Debt Service Coverage Ratio. The Borrower will not permit the ratio of (a) Cash Available for Debt Service to (b) Debt Service Payments, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
From the Effective Date through December 31, 2010	1.00 to 1.00

From January 1, 2011 through December 31, 2011	1.50 to 1.00

From January 1, 2012 through the Maturity Date	1.75 to 1.00
     25. Section 6.14 of the Term Loan Agreement is amended and restated in its entirety to read as follows:
     “SECTION 6.14. Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Exhibit A - 18

Period	Ratio
From the Effective Date through June 30, 2009	5.00 to 1.00

From July 1, 2009 through September 30, 2009	4.50 to 1.00

From October 1, 2009 through December 31, 2009	5.00 to 1.00

From January 1, 2010 through March 31, 2010	4.10 to 1.00

From April 1, 2010 through June 30, 2010	4.00 to 1.00

From July 1, 2010 through December 31, 2010	3.50 to 1.00

From January 1, 2011 through the Maturity Date	1.00 to 1.00
     26. Section 6.15 of the Term Loan Agreement is amended and restated in its entirety to read as follows:
     “SECTION 6.15. Capital Expenditures. Neither Holdings nor any Subsidiary will make any Capital Expenditures; provided that the Borrower and its subsidiaries may make (a) maintenance Capital Expenditures made (i) during the period from the Effective Date to December 31, 2008, not exceeding $10,000,000 in the aggregate and (ii) during any fiscal year of the Borrower ending after December 31, 2008, not exceeding $17,500,000 in the aggregate in any such fiscal year, and (b) turnaround Capital Expenditures made (i) during the fiscal year of the Borrower ending on December 31, 2009, not exceeding $22,500,000 in the aggregate, and (ii) during the period from October 1, 2012 to March 31, 2014, not exceeding $26,500,000 in the aggregate; provided that, if in any period specified in this clause (b) the Borrower and its subsidiaries in the aggregate do not make the entire amount of turnaround Capital Expenditures permitted for such period by this clause (b), such unutilized amount may be utilized during the first six months after the end of such period but not at any time thereafter; and provided further that, notwithstanding the foregoing, at any time on or after the Applicable Margin Covenant Compliance Date, the Borrower and its subsidiaries may make, in addition to the foregoing, any Capital Expenditure if (A) at the time of the making thereof, (1) no Default, Event of Default, ABL Availability Deficit or Debt Service Reserve Deficit shall have occurred and be continuing or would result therefrom and (2) the Deferred Excess Cash Flow amount is not greater than zero, and (B) the amount of such Capital Expenditure shall not exceed the Retained Amount at the time of the making thereof.”
     27. Article VI of the Term Loan Agreement is amended by adding the following new Section 6.19 after Section 6.18 thereof:

Exhibit A - 19

     “SECTION 6.19. Supporting Letter of Credit. (a) Section 10.1.14 of the Revolving Credit Agreement (as in effect on the First Amendment Effective Date) will not be amended, waived, terminated or otherwise modified prior to December 31, 2010, and neither Holdings nor any Subsidiary will seek, accept, consent or agree to any waiver, termination, amendment or modification thereof, in each case prior to December 31, 2010, without the prior written consent of the Required Lenders.
     (b) Notwithstanding anything contained in the Revolving Credit Agreement to the contrary, in the event the conditions in the proviso in clause (d) of Section 10.1.14 of the Revolving Credit Agreement (as in effect on the First Amendment Effective Date) to the Borrower’s right to reduce or terminate the Supporting Letters of Credit have been satisfied under the terms of Section 10.1.14 of the Revolving Credit Agreement (as in effect on the First Amendment Effective Date) at any time prior to December 31, 2010, the Borrower will not effect or cause to occur and will not seek, accept, consent or agree to any release, reduction or termination of the Supporting Letter of Credit unless the average daily Availability (as defined in the Revolving Credit Agreement as in effect on the First Amendment Effective Date) for purposes of clause (d) of such Section 10.1.14 for the calendar month most recently ended month prior to such reduction or termination shall be greater, after giving effect to such reduction or termination, than the sum of (i) $40,000,000, plus (ii) the aggregate principal amount of Tranche A Loans then outstanding.
     (c) The Borrower hereby acknowledges and agrees that, as of the First Amendment Effective Date, Section 10.1.14 of the Revolving Credit requires the Borrower to maintain the stated amount of the Supporting Letter of Credit in an amount of at least $66,000,000. A true, correct and complete list of each Supporting Letter of Credit outstanding on the First Amendment Effective Date is set forth on Exhibit D to the First Amendment.
     (d) The Borrower will promptly, and in any event within one (1) Business Day, notify the Administrative Agent and the Lenders if the aggregate stated amount of the Supporting Letter of Credit is at any time below $66,000,000 for any reason.”
     (e) Notwithstanding anything to the contrary in this Section 6.19, all or a portion of the Supporting Letter of Credit may be terminated at any time upon delivery by any person that is obligated to reimburse the issuer for any drawings under such letter of credit to Holdings of cash in the amount of such portion of the Supporting Letter of Credit that is being terminated in exchange for the issuance by Holdings of shares of its preferred stock having the same terms and conditions as the shares of preferred stock of Holdings that are outstanding on the First Amendment Effective Date, so long as, contemporaneously upon receipt of such cash, Holdings transfers such cash to Borrower as a capital contribution to Borrower.”
     28. Clauses (d) and (e) of Article VII (Events of Default) of the Term Loan Agreement are hereby amended and restated in their entirety to read as follows:
     “(d) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a)

Exhibit A - 20

(with respect to Holdings and the Borrower only), 5.02(a), 5.02(b)(i), 5.02(c), 5.05, 5.07, 5.10, 5.11, 5.12, 5.13, or 5.14 or in Article VI;
     (e) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date that a Responsible Officer of the Borrower has knowledge thereof or (ii) notice thereof is given by the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent in the case of any such notice from a Lender); provided that such notice and opportunity to cure shall not apply if the default or failure to observe or perform is not capable of being cured within such period or is a willful breach by Holding or any Subsidiary;”
     29. Clause (m) of Article VII (Events of Default) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(m) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall assert that it has no further liability under any such Guarantee (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);”
     30. The word “or” is deleted from the end of clause (p) of Article VII (Events of Default) of the Term Loan Agreement and the following new clause (r) is hereby added to such Article VII after clause (q) thereof:
     “(r) the Borrower shall fail to receive by May 29, 2009 the last $15,000,000 of the Required Equity Contribution;”
     31. The last paragraph of Article VII (Events of Default) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
“then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Required Lenders may, or the Administrative Agent (at the direction of the Required Lenders) shall, by notice to Holdings and the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings and the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then

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outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Holdings or the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.”
     32. The second paragraph in Article VIII (The Administrative Agent and the Collateral Agent) to the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “The person serving as Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, and generally engage in any kind of banking, trust, underwriting, or other business with, Holdings or any Subsidiary or Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders; provided, however, that in no event may such person act as the financial advisor or in any other advisory capacity to Holdings or any Subsidiary thereof.”
     33. The third paragraph in Article VIII (The Administrative Agent and the Collateral Agent) to the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion, may expose such Agent to liability or that is contrary to any Loan Document or applicable law or would require either Agent to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it believes in good faith that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it or is not sufficient, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary or other Affiliate thereof that is communicated to or obtained by the person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Unless otherwise excused as provided in this Article VIII, each Agent shall act on instructions received from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08 or any other provision of

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this Agreement or the Loan Documents) and such Agent shall not be liable for any action taken or not taken by it with the consent or at the request of such requisite Lenders or in the absence of its own gross negligence or willful misconduct. Either Agent may request instructions from the Lenders authorized to instruct such Agent under this Article VIII with respect to taking any discretionary action contemplated by this Agreement or any other Loan Document or with respect to any matter requiring action by such Agent pursuant to any provision of this Agreement or any other Loan Document that is, in the good faith determination of such Agent, silent or vague, and such Agent shall be entitled to refrain from taking such particular action unless and until it shall have received instructions from all such authorized Lenders and shall not incur any liability to any person for refraining to take any such action. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or to confirm such Agent’s consent to, or satisfaction with, items expressly requiring its consent or satisfaction. The Administrative Agent will promptly notify the Lenders of its receipt of any written notice of any Default or of any Default of which the Administrative Agent has actual knowledge.”
     34. The sixth paragraph in Article VIII (The Administrative Agent and the Collateral Agent) to the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “Subject to the appointment and acceptance of a successor Agent as provided below, (a) either Agent may resign at any time by notifying the Lenders and the Borrower, and (b) the Required Lenders may remove either Agent at any time by giving notice of such removal to such Agent, the Borrower and the other Lenders. Upon receipt of any such notice of resignation, or at or after the time that the Required Lenders remove either Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or the Required Lenders elect to remove the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, with a combined capital and surplus of at least $500,000,000 provided that if the retiring Agent shall notify the Borrower and the Lenders that no successor Agent has accepted such appointment by a date that is 30 days following a retiring Administrative Agent’s notice of resignation, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent

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shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until the earlier of a transfer of the collateral security to a Lender or a successor Agent which shall in any event be no later than 45 days following the retiring Agent’s resignation, unless an extension is agreed to by the retiring Agent; provided that any Lender or successor Agent to which any such collateral security is transferred shall hold such collateral security subject to the terms of the Intercreditor Agreement) and (y) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, such successor to serve in such capacity subject to the Intercreditor Agreement, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. The fees payable by Holdings and the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor. After an Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.”
     35. The Article VIII (The Administrative Agent and the Collateral Agent) to the Term Loan Agreement is hereby amended by inserting the following new paragraph at the end thereof:
     “The parties hereto agree that, if any provision in this Article VIII is inconsistent with or contrary to any other provisions in this Agreement or any of the other Loan Documents relating to the rights, duties or obligations of the Agents, then the provisions of this Article VIII shall prevail as between the parties hereto.
     36. Clause (b) of Section 9.01 of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) if to the Administrative Agent, to Wells Fargo Bank, National Association, 625 Marquette Avenue, MAC N9311-110, Minneapolis, MN 55479, Attn: Kim Ngan T. Nguyen (e-mail: Kim.T.Nguyen@wellsfargo.com; Fax No. 612-667-9825); and”
     37. The first sentence of Section 9.04(b) of the Term Loan Agreement is hereby amended by inserting the following new clause (vi) at the end thereof:
“and (vi) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (including, without limitation, an equal percentage of the Tranche A Loans and the Tranche B Loans owned by such assigning Lender), provided, however, that each such assignment on or after the Crack Spread

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Hedge Unwind Date shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Tranche A Loans and the Tranche B Loans.”
     38. Section 9.05(a) of the Term Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Holdings and the Borrower agree, jointly and severally, to pay (i) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arranger, and their Affiliates in connection with the arrangement and syndication of the credit facility provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all out-of-pocket expenses (A) incurred by the Administrative Agent, the Collateral Agent, the Lenders and their Affiliates in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or (B) incurred by the Administrative Agent, the Collateral Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of (x) Bingham McCutchen LLP, counsel for the Administrative Agent, the Collateral Agent and certain of the Lenders, (y) Nixon Peabody LLP as special counsel for the Agents, and (z) in connection with any such enforcement or protection, any other counsel for the Administrative Agent, the Collateral Agent, the Arranger or any Lender.”
     39. Section 10.05(b) of the Term Loan Agreement is hereby amended by (a) inserting, immediately after the words “The Collateral Agent shall” in the current first sentence thereof, the words “, in such manner and substance as is directed in writing by the Required Lenders,” and (b) adding the following sentence to the beginning of such Section 10.05(b):
“Upon receiving any certificate from the Borrower pursuant to Section 10.05(a), the Collateral Agent shall promptly deliver a copy thereof to each of the Lenders.”
     40. Exhibit A to the Term Loan Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C hereto.
     41. Exhibit H attached hereto is hereby added to the Term Loan Agreement as Exhibit H thereto.

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